  Exhibit 6.4

THIRD AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”), is made as of this 8th day of February, 2017 (the “Effective Date”), by and between USAA REAL ESTATE COMPANY, a Delaware corporation (“Seller”); and HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership, or its permitted assigns (“Buyer”).

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement regarding the purchase of the Property effective as of December 28, 2016, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of January 19, 2017, and as further amended by that certain Second Amendment to Purchase and Sale Agreement dated as of January 27, 2017 (collectively, the “Agreement”), which Property is more particularly described in the Agreement.

B. The parties have agreed to modify and amend the Agreement as more particularly set forth in this Second Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.
Definitions. All capitalized terms used this in this Third Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2.
Credits. Section 6.7 of the Agreement is hereby modified to include the following clause (iv) following the existing language contained in Section 6.7:

(iv)
A repair and maintenance allowance of $100,000.00 in consideration of certain immediate repairs required on the Property and maintenance of the HVAC systems on the Property.

3.
Ratification. The parties hereby ratify and affirm the Agreement, which Agreement shall remain in full force and effect, except as specifically modified by this Third Amendment.

4.
Counterpart Signatures. This Third Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

5.
Facsimile and PDF Signatures. Handwritten signatures to this Third Amendment transmitted by telecopy or electronic mail (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party to this Third Amendment shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Third Amendment.

(Signatures Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

SELLER:

USAA REAL ESTATE COMPANY, a
Delaware corporation

By:      /s/ Toni M. Fisher
Name: Toni M. Fisher
Title:   Assistant Secretary
Date:   February 8, 2017

BUYER:

HC GOVERNMENT REALTY HOLDINGS, L.P., a
Delaware limited partnership

By:      /s/ Edwin M. Stanton
Name: Edwin M. Stanton
Title:   Chief Executive Officer
Date:   February 8, 2017